Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23, 2009 (May 15, 2009 as to the effect of the restatement in Note 2), relating to the consolidated financial statements and financial statement schedule of Medidata Solutions, Inc. and subsidiaries appearing in Registration Statement No. 333-156935 on Form S-1.

/s/ DELOITTE & TOUCHE LLP

New York, New York

July 6, 2009